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                                 SERVICES AGREEMENT


     This SERVICES AGREEMENT ("Agreement") is made as of January 1, 1999 by and between YOU BET INTERNATIONAL, INC., a Delaware corporation (the "Company"), and DAVID MARSHALL, INC., a California corporation ("DMI").

     WHEREAS, the Company desires to retain the services of David Marshall ("Marshall") and DMI desires to make such services available.

     In consideration of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

     1. ENGAGEMENT AND ACCEPTANCE; TERM. DMI hereby agrees to make available to the Company the services of Marshall for a term commencing on the date hereof and terminating on June 24, 2003 (the "Term").

     2.   DUTIES.

          A. SERVICES. During the Term, Marshall shall serve as Vice Chairman of the Board, President and Chief Operating Officer and shall have responsibilities normally commensurate with such positions. In addition, until the company retains a Chief Executive Officer, Marshall shall serve with Robert Fell and Russell Fine in staffing the Office of the Chief Executive. Marshall shall report to the Chairman of the Board of Company. With respect to matters under the purview of the Chief Executive Officer of Company, Marshall shall report to the Chief Executive Officer, or, if applicable, coordinate all efforts with the other two individuals with whom Marshall will serve in staffing the Office of Chief Executive.

     3.   COMPENSATION.

          A. FEES. The Company shall, during the continuance of this Agreement, pay to DMI, and DMI agrees to accept, in consideration of making Marshall's services available to the Company the sum of (i) $150,000 per each twelve-month period during the Term (the "Base Fee") and (ii) the amount of payroll and other taxes that the Company would be required to pay if Marshall were employed by the Company at a salary equal to the Base Fee. The Base Fee
shall be payable in semi-monthly installments.   If the base salary of any
employee of Company, other than the base salary of the Chief Executive Officer of Company (not including the base salary of Robert M. Fell while he is the Chief Executive Officer of the Company), ever exceeds the Base Fee, the Base Fee shall automatically increase to the rate of such higher salary.

          B. BASE FEE ADJUSTMENT. The Base Fee shall be reviewed annually by the Board of Directors (the "Board"), and the Board in its sole discretion may increase (but not decrease) the Base Fee; provided, the Base Fee shall be adjusted upward (but not downward) annually on


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each anniversary of the date hereof for changes in the Consumer Price Index
("CPI") governing the statistical area in which Los Angeles, California is located for purposes of calculating the CPI.

          C. INCENTIVE COMPENSATION. DMI and Marshall shall be entitled to receive annual bonuses or other incentive compensation at the discretion of the Board. If any employee of Company, other than the Chief Executive Officer of Company, receives a bonus (not including a bonus granted for extraordinary contributions, not associated with a day-to-day services as determined by the Board with the approval of Robert Fell, Russell Fine and Marshall), DMI or Marshall shall immediately be given a bonus no less favorable. Any Common Stock of the Company delivered to DMI or Marshall as a bonus or incentive compensation shall be registered on Form S-8 if the Company shall be eligible to use such form.

          D. ADDITIONAL BENEFITS. During the Term, the Company shall provide Marshall (or reimburse DMI to the extent it provides Marshall) the following benefits:

               (i)  a monthly automobile allowance in the amount of $750;

               (ii) reimbursement of all business-related operating expenses of Marshall's automobile, including without limitation, registration, gas, oil and repairs;

               (iii) reimbursement of the expenses of an automobile liability insurance policy on Marshall's automobile, with coverage including Marshall in the minimum amount of $1,000,000 combined single limit;

               (iv) all benefits and perquisites under any and all formal or informal benefit plans, understandings, arrangements or programs including, but not limited to, cash bonus and incentive plans, pension and profit sharing plans, stock or warrant plans, group insurance, hospitalization, medical, dental, health and accident and disability plans, supplemental health care plans and plans providing for life insurance coverage (inclusive of insurance related to accidental death or dismemberment) which are available to the Company's senior executive officers;

               (v) reimbursement of Marshall's cellular phone and long distance phone expenses for calls related to the business of the Company;

               (vi) an annual vacation of twenty (20) days, which need not be taken in consecutive periods. If Marshall does not take all such vacation time in any given calendar year, such unused time shall carry forward into the next calender year; and

               (vii) all paid holidays provided by the Company to its senior executive employees.


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At no time during the term of this Agreement shall Marshall receive benefits less than those received by any employee of Company, including the Chairman of the Board of Company (other than the benefits of employment received by the Chief Executive Officer of Company, not including the benefits received by Robert M. Fell while he is the Chief Executive Officer of the Company).
Marshall acknowledges that Robert Fell will only devote approximately 70% of his time to Company. Such time commitment shall not be a benefit for purposes of this Section. If at any time Marshall receives such lesser benefits of employment, Marshall's benefits shall automatically increase to the rate of such higher benefits and/or include such additional benefits.

          E. DEDUCTIONS. The Company shall not deduct from the Base Fee or any other amounts payable to DMI by the Company any social security taxes, federal, state or municipal taxes or any other charges and deductions which are required to be made from wages of employees. DMI shall indemnify and hold the Company harmless from and against any damages or penalties incurred by the Company by reason of its not withholding such amounts from amounts payable to DMI hereunder.

     4. REIMBURSEMENT OF CERTAIN EXPENSES. The Company shall promptly reimburse DMI and Marshall for reasonable out-of-pocket expenses incurred in connection with the Company's business, including, without limitation, travel expenses, food, lodging while away from home, telephone expenses, and automobile expenses, subject to such policies as the Company may from time to time reasonably establish.

     5. CERTAIN OTHER PROVISIONS. Marshall shall comply with all policies, procedures and practices of the Company from time to time in effect.

     6. COMPANY LOCATION. During the term of this Agreement, Company shall provide Marshall with an office located in the Los Angeles metropolitan area within ten (10) miles of Marshall's principal residence, and Marshall shall be entitled to perform duties hereunder from Marshall's home to the extent appropriate; provided, however, Marshall agrees to undertake reasonable travel which is necessary in order for Marshal to perform Marshall's duties hereunder.

     7. DIRECTORS AND OFFICERS LIABILITY INSURANCE COVERAGE. During the term of this Agreement, and for twenty-four (24) months thereafter, Company shall, to the extent commercially reasonably available, maintain in effect a directors and officers liability insurance policy with a minimum coverage amount of Five Million dollars ($5,000,000) or, if after exercising its best efforts Company cannot obtain such minimum coverage amount of Five Million dollars ($5,000,000), whatever maximum coverage is commercially reasonably available.

     8. REGISTRATION RIGHTS. DMI and Marshall shall be entitled to registration rights in accordance with the terms of that certain Registration Rights Agreement between Marshall and Company dated as of June 29, 1998. In addition, any trusts or other entities formed by Marshall for estate planning purposes shall be entitled to similar registration rights.


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     9.   CONFIDENTIAL INFORMATION.  DMI and Marshall shall not during the Term or at any time thereafter (i) disclose to any person not employed by the Company or person, firm or corporation engaged to render services to the Company except during the Term for the benefit of the Company, or (ii) use for the benefit of either of them, or others, any confidential information of the Company obtained by DMI or Marshall prior to the date hereof, during the Term or any time thereafter, including, without limitation, "know-how," trade secrets, details of supplier's, manufacturer's or distributor's contracts, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company PROVIDED HOWEVER, that this provision shall not preclude DMI or Marshall from (x) upon advice of counsel and after reasonable notice to the Company, making any disclosure required by any applicable law, or
(y) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this
Section 9 by or on behalf of DMI or Marshall).

     10.  TERMINATION.

          A. TERMINATION EVENTS. This Agreement may be terminated prior to the expiration of the Term in accordance with the following:

               (a) DEATH. This Agreement shall terminate upon Marshall's death.

               (b) DISABILITY. If, as a result of Marshall's incapacity due to physical or mental illness, Marshall shall have been unable to perform the duties, functions and responsibilities required hereunder for ninety (90) consecutive days or shorter periods aggregating to one hundred twenty (120) days in any twelve (12) months, the Company may terminate this Agreement. During any period that Marshall fails to perform his duties hereunder as a result of incapacity or due to physical or mental illness, he shall continue to receive full compensation and other benefits called for hereunder until such time as this Agreement is terminated pursuant to this Section 10.A.(b) hereof.

               (c) CAUSE. This Agreement shall be subject to termination by the Board for cause, which for purposes of this Agreement shall mean a termination on the grounds of (i) a breach by DMI or Marshall of any material term of this Agreement, which breach shall not have been cured within thirty (30) days after receipt by DMI of written notice thereof from the Board, (ii) the reasonable belief by the Board, after conducting an appropriate investigation, of the commission by DMI or Marshall of any act of fraud, theft or criminal dishonesty or (iii) the conviction of DMI or Marshall of any felony. For purposes of this Agreement, this Agreement shall not be deemed to have been terminated for cause unless and until there shall have been delivered to DMI a copy of a resolution, duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting called and held for this purpose after reasonable notice to DMI and an opportunity for it, together with its counsel, to be heard by the Board,


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finding that, in the good faith opinion f the Board, DMI or Marshall is guilty of misconduct of the type described in this Section 10.A.(c) hereof and specifying the particulars thereof in detail.

               (d) NOTICE BY MARSHALL. This Agreement may be terminated by Marshall and/or DMI upon thirty (30) days written notice.

               (e) NOTICE BY COMPANY. This Agreement may be terminated at any time by Company upon thirty (30) days written notice; provided, however, that during a period of physical or mental illness as described in Section 10.A.(c) hereof, Company shall not utilize this Section 10.A. (e) to terminate Marshall.

               (f) CONSTRUCTIVE TERMINATION. This Agreement may be terminated by Marshall and/or DMI immediately upon written notice to Company if Marshall has been "constructively terminated" by Company. For the purposes of this Agreement, "constructively terminated" shall mean any action by Company which results in a material diminution in Marshall's then position (including status, titles and reporting requirements), authority, duties or responsibilities, but excluding, for this purpose, an isolated, insubstantially and inadvertent action not taken in bad faith and which is remedied by Company promptly after receipt of notice from Marshall.

          B. COMPENSATION AND BENEFITS PAYABLE BY COMPANY UPON TERMINATION. Compensation and benefits shall be payable by Company upon a termination of this Agreement in accordance with the following:

               (a) In the event of termination of this Agreement under Section 10.A.(a) hereof, DMI shall continue to receive the compensation and benefits specified in Section 3 hereof, to the extent applicable, for a period of twelve
(12) months, notwithstanding such termination.

               (b) In the event of a termination of this Agreement under Section 10.A.(b), Marshall or his duly appointed personal representatives, shall continue to receive the compensation and benefits specified in Section 3 herein, to the extent applicable, for a period of twelve (12) months, notwithstanding such termination; PROVIDED THAT such amounts shall be reduced by any disability insurance payments received by DMI or Marshall from insurance purchased by the Company.

               (c) In the event of a termination of this Agreement under Section 10.A.(c), Company's obligation to provide the compensation and benefits specified in Section 3 herein shall terminate as of the effective date of such termination.

               (d) In the event of a termination of this Agreement under Section 10.A(d):


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                    (i)     prior to December 31, 1999, Company's obligation to
     provide the compensation and benefits specified in Section 3 shall end on the effective date of such termination; or

                    (ii) on or after December 31, 1999, Company's obligation to provide the compensation and benefits specified in Section 3 shall continue for the lesser of (x) two (2) years from the effective date of such termination, or (y) the balance of the then remaining term of this Agreement, but in no event for less than one (1) year.

               (e)  In the event of a termination of this Agreement under
Section 10.A(e) or (f), Company's obligation to provide the compensation and benefits specified in Section 3 for the then remaining term of this Agreement shall be paid to DMI in semi-monthly installments commencing within fifteen (15) days following the effective date of such termination; provided, however, that in no event shall such compensation and benefits be for less than one (1) year.

     C. NO DUTY TO MITIGATE. In the event Marshall's services to Company are terminated for any reason, neither DMI nor Marshall shall have any duty, either express or implied, to mitigate any damages hereunder and Company shall remain liable for all compensation (whether fees, bonus or other benefits) provided for under the terms of this Agreement. Any compensation earned by Marshall in any capacity after the date of such termination shall not reduce or mitigate the amounts payable by Company hereunder.

     D. DUTIES OF MARSHALL AFTER ANY TERMINATION OF THE EMPLOYMENT. Following any termination of the Employment, DMI and Marshall shall fully cooperate with Company in all matters relating to the winding up of the Marshall's work on behalf of Company and the orderly transfer of any such pending work and of Marshall' duties and responsibilities for Company to such other person or persons as may be designated by Company in its sole discretion.

     E. COOPERATION AFTER TERMINATION OF AGREEMENT. Following termination of this Agreement, regardless of the reason for such termination, DMI and Marshall shall cooperate with the Company in the prosecution of any claims, controversies, suits, arbitrations or proceedings involving events occurring prior to the termination of this Agreement. DMI and Marshall acknowledge that Marshall may be required to give testimony at trial or deposition or give declarations. If Marshall shall be required to spend a material amount of time, the Company shall compensate DMI at a per diem rate equal to the per diem amount of the Base Fee in effect at the time of the termination. The Company shall use its best efforts to provide Marshall with reasonable prior notice of any actions required of him.

     11. INDEMNIFICATION. Company shall indemnify and hold Marshall and DMI harmless from any liability due to the negligence, error, or omission in the transaction of any general business by an executive, officer, or director of Company other than Marshall. Company shall keep that certain Indemnification Agreement between Marshall and Company dated as of January 1, 1998 in effect. The Company shall provide DMI with substantially similar indemnification.


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     12.  COPYRIGHTS AND INVENTIONS.  Marshall and DMI acknowledge that Marshall is obligated under that certain Employee Confidential Information and Inventions Agreement dated May 26, 1996, which agreement shall be incorporated herein by reference.

     13. NON COMPETE. DMI and Marshall, during the Term and for a period of twenty-four (24) months thereafter, shall not solicit or entice any employee of the Company to leave the Company to work for anyone in competition with the Company. During the Term and for a period of twenty-four (24) months thereafter, within any county or similar political subdivision of the United States or any other country in which the Company, or any divisions, subdivisions or affiliated companies of the Company, has conducted business during the past two (2) years or conducts business during the Term, DMI and Marshall shall not, directly or indirectly, whether as a partner, owner, employee, creditor, shareholder, or otherwise, promote, participate, or engage, directly or indirectly, in the development and sale of proprietary, interactive software which will provide individual computer users with race handicapping or other sports oddsmaking information or, the ability to place bets on horse racing and other sports contests, as well as recreational games and contests related to such information. DMI and Marshall shall not be prohibited from investing in any competitive company, so long as (i) the stock of such company is publicly traded, (ii) the aggregate ownership by DMI and Marshall is less than two percent (2%) of the outstanding stock of such company, (iii) such stock is held for investment purposes, and (iv) DMI and Marshall do not participate or engage, directly or indirectly, in the business of such competitor, as an employee, consultant, spokesperson or otherwise.

     14. ASSIGNABILITY. This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party.
     15. ARBITRATION. Any dispute, controversy or claim arising out of, or relating to this Agreement, shall be settled by binding and final arbitration in the County of Los Angeles, State of California, under the commercial arbitration rules of the American Arbitration Association then existing and judgment on the arbitration award may be entered in any court having jurisdiction of the subject matter over the controversy.

     16. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California applicable to contracts executed in and to be performed solely within the State of California.

     17. ABILITY TO FULFILL OBLIGATIONS. Neither the Company, DMI nor Marshall is a party to or bound by any agreement which would be violated by the terms of this Agreement.

     18. NOTICE. Any notice required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided and addressed as follows:


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

          To the Company:     You Bet International, Inc.
                              1950 Sawtelle Boulevard
                              Suite 180
                              Los Angeles, California 90025
                              Attention:  Robert M. Fell
                              Fax: (310) 444-3310

          If to DMI:          David Marshall, Inc.
                              c/o You Bet International, Inc.
                              1950 Sawtelle Boulevard
                              Suite 180
                              Los Angeles, California 90025
                              Attention:  David Marshall
                              Fax: (310) 444-3310

by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party first above set forth. If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

     19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings including that certain Employment Agreement dated June 24, 1998 between the Company and Marshall. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relied upon to vary the terms hereof. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by all of the parties to this agreement which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waiver any rights or fail to act in any other instance, whether or not similar.

     20. SEVERABILITY. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein and shall be construed in such a manner to maximize its validity and enforceability.


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     21.   EMPLOYMENT/INDEPENDENT CONTRACTORS RELATIONSHIP.  Any reference in this Agreement to the employment by the Company shall also be deemed to include any independent contractor relationship which may exist.

     22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.

     23. HEADINGS. All headings in this Agreement are for convenience only and will not affect the meaning of any provision hereof.

     24. SURVIVAL OF CERTAIN PROVISIONS. The provisions of Sections 3, 4, 8, 9, 10, 11, 12, 13, 15, 16 and 25 shall, to the extent applicable, continue in full force and effect notwithstanding the expiration or earlier termination of this Agreement or of Marshall's services hereunder in accordance with the terms of this Agreement.

     25. ATTORNEYS' FEES. Except as otherwise provided herein, in the event of arbitration with respect to the subject mater of this Agreement, the prevailing party shall be entitled to all of its costs and expenses, including the reasonable attorneys' fees and costs, incurred in resolving or settling the dispute. These costs and expenses shall be in addition to any other damages to which the prevailing party may be entitled.

     26. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall inure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates, and upon DMI and the Marshall and his executors, administrators, heirs and legal representatives.


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     IN WITNESS WHEREOF, Marshall on behalf of DMI has executed this Agreement and the Company has caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

                              YOU BET INTERNATIONAL, INC., a Delaware
                              corporation

                              By: /s/ [ILLEGIBLE]
                                 --------------------------------------
                              Name:
                                   ------------------------------------
                              Title:
                                    -------------------------------------

                              DAVID MARSHALL, INC., a California corporation


                              By: /s/ David Marshall
                                  ------------------------------
                              Name:  David Marshall
                              Title: President


     The undersigned hereby agrees to (i) provide DMI the services required of DMI hereunder, and (ii) comply with the provisions in the foregoing Services Agreement which are applicable to me personally.


                                 /s/  David Marshall
                              -----------------------------------------
                                   David Marshall


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